NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, April 29, 2022

LyondellBasell Reports First Quarter 2022 Earnings

First Quarter 2022 Highlights
•Net Income: $1.3 billion
•Diluted earnings per share: $4.00
•EBITDA: $2.0 billion; strongest first quarter since 2015 and record first quarter for I&D segment
•Robust cash from operating activities: $1.5 billion
•Returned $0.6 billion to shareholders through dividends and share repurchases

Subsequent Events
•Published 5th Annual Sustainability Report detailing our “Future Focused” path to 2030
•Announced plans to exit refining business by the end of 2023

Comparisons with the prior quarter and first quarter 2021 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Sales and other operating revenues	$13,157	$12,830	$9,082
Net income	1,320	726	1,070
Diluted earnings per share	4.00	2.18	3.18
Weighted average diluted share count	329	332	334
EBITDA (a)	2,020	1,395	1,585

Excluding LCM and Impairment (a)

Net income	$1,320	$1,207	$1,070
Diluted earnings per share	4.00	3.63	3.18
Impairments, pre-tax	—	624	—
EBITDA	2,020	2,019	1,585

(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of EBITDA and EBITDA excluding LCM and Impairment and Table 2 for reconciliations of net income to those measures. Impairment is related to charges incurred in the Refining segment.

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2022 of $1.3 billion, or $4.00 per share. First quarter 2022 EBITDA was $2.0 billion.

“LyondellBasell's results reflect robust demand across our portfolio and exceptionally strong first quarter margins from our Intermediates & Derivatives segment,” said Ken Lane, LyondellBasell Interim Chief Executive Officer.

“Our team reversed fourth quarter trends and achieved price increases for polyethylene and polypropylene during the first quarter while rapidly rising feedstock and energy costs compressed olefins and polyolefins margins in the Americas. European demand for polymers remained solid despite ongoing challenges from the war in Ukraine. Excluding planned maintenance, we operated our European ethylene crackers at 85 percent of capacity during the quarter. We restarted our ethylene cracker in La Porte, Texas ahead of schedule in March after completing a major planned maintenance turnaround. In our oxyfuels and refining businesses, increasing demand for transportation fuels and higher prices for gasoline and diesel drove exceptional first quarter profitability. Advanced Polymer Solutions profitability increased due to higher volumes and margins as automotive demand improved from the fourth quarter.”

“Our business continued to generate substantial cash during the quarter with $1.5 billion in cash from operating activities. We maintained our disciplined and balanced approach to capital allocation. We reinvested more than $400 million of capital in the business and delivered nearly $600 million to shareholders through our quarterly dividend and the repurchase of 2.1 million shares.”

“In April, we published our Annual Sustainability Report and reaffirmed our commitments to help address the global challenges of climate change and plastic waste. We are focused on our ambitious target of producing 2 million tons of recycled and renewable-based polymers annually by 2030 and developing scalable business platforms to drive our success. We launched several collaborations around our Circulen products to develop paint containers for Nippon Paint, cosmetic packaging for L'Occitane and cups for Wendy's and McDonald's. LyondellBasell is moving forward on our strategy to deliver sustainable value for customers and shareholders over the coming years,” Lane said.

OUTLOOK
“We expect typical improvements in summer seasonal demand will extend market strength for LyondellBasell's products as the global economy continues to navigate geopolitical uncertainty and volatile costs for energy and feedstocks. Outside of China, we anticipate benefits from continued demand for consumer packaging, improving volumes for automotive polymer compounds, seasonal demand for durable goods used in building and construction markets, as well as strong markets for our oxyfuels products. We forecast a favorable outlook for our refining segment as we work toward exiting the business by the end of next year. In the second quarter, LyondellBasell's margins are likely to improve as the prices for our products catch up with increased feedstock and energy costs. Additionally, we expect reductions in European and Asian industry operating rates driven by maintenance downtime in Europe and unsustainable production economics in China to tighten market supply over the coming months. We continue monitoring risks on supply chains and inflation.”

“LyondellBasell's step change in earnings and cash flow is based on robust markets and the growth in our asset base since 2018. With our well-positioned asset portfolio, we expect cash generation will continue to provide significant returns for shareholders. LyondellBasell is making prudent investments and collaborating with industry leaders, brand owners and communities to reduce CO2 emissions and leading on the development of circular plastics.”

“Finally, we look forward to Peter Vanacker extending our rich legacy of leadership in safety, operational excellence, innovation and capital discipline as he joins LyondellBasell as our next CEO on May 23rd,” said Lane.

CONFERENCE CALL
LyondellBasell will host a conference call April 29 at 11 a.m. EDT. Participants on the call will include Interim Chief Executive Officer and Executive Vice President Ken Lane, Executive Vice President and Chief Financial Officer Michael McMurray and David Kinney, Head of Investor Relations. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. EDT April 29 until May 29. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13727006.

ABOUT LYONDELLBASELL
As a leader in the global chemical industry, LyondellBasell (NYSE: LYB) strives every day to be the safest, best operated and most valued company in our industry. The company's products, materials and technologies are advancing sustainable solutions for food safety, access to clean water, healthcare and fuel efficiency in more than 100 international markets. LyondellBasell places high priority on diversity, equity and inclusion and is Advancing Good with an emphasis on our planet, the communities where we operate and our future workforce. The company takes great pride in its world-class technology and customer focus. LyondellBasell has stepped up its circularity and climate ambitions and actions to address the global challenges of plastic waste and decarbonization. In 2022, LyondellBasell was named as one of FORTUNE Magazine's “World's Most Admired Companies” for the fifth consecutive year. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this presentation, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties and impacts related to the extent and duration of the pandemic; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions; our ability to identify, evaluate and complete any strategic alternative related to the refinery; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers, and reduce our emissions and achieve net zero emissions by the time set in our respective goals; our ability to procure energy from renewable sources; the successful shut down and closure of the Houston Refinery, including within the expected timeframe; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2021, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, net income and diluted EPS exclusive of adjustment for "lower of cost or market" ("LCM") and impairment provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for LCM and Impairment. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Kimberly Windon +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	Three Months Ended
Millions of U.S. dollars	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$1,320	$726	$1,070
add: Impairments, after-tax	—	481	—
Net income excluding impairment	1,320	1,207	1,070
less: Impairments, after-tax	—	(481)	—
Net income	1,320	726	1,070
Loss from discontinued operations, net of tax	1	5	2
Income from continuing operations	1,321	731	1,072
Provision for income taxes	316	135	70
Depreciation and amortization	311	377	335
Interest expense, net	72	152	108
add: Impairments, pre-tax	—	624	—
EBITDA excluding impairment	2,020	2,019	1,585
less: Impairments, pre-tax	—	(624)	—
EBITDA	$2,020	$1,395	$1,585

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding LCM and Impairment

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Diluted earnings per share	$4.00	$2.18	$3.18

Add:
Impairments	—	1.45	—

Diluted earnings per share excluding impairment	$4.00	$3.63	$3.18